As filed with the Securities and Exchange Commission on August 30, 1996.
                                            Registration No. 33-________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                          WORLD WIDE STONE CORPORATION
             (Exact name of registrant as specified in its charter)

         Nevada                                                 33-0297934
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

         2150 West University Drive, Tempe, Arizona 85281, 602/966-0047
          (Address and telephone number of principal executive offices)

            Consulting Agreement between World Wide Stone Corporation
                       and La Costa Financial Corporation
                              (full title of plan)

                             ----------------------
                         Frank E. Cunningham, President
                2150 West University Drive, Tempe, Arizona 85281
                                  602/966-0047
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             James M. Cassidy, Esq.
                              Cassidy & Associates
                               1504 R Street, N.W.
                             Washington, D.C. 20009
                                  202/387-5400

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ X ]

                                                   CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                  Proposed Maximum        Proposed Maximum        Amount of
Title of Securities                    Amount to be               Offering Price per     Aggregate Offering      Registration
to be Registered                        Registered                      Share                   Price              Fee (1)
- ----------------------------------------------------------------------------------------------------------------------------------
Common Stock,                            5,000,000                      $0.50                $2,500,000             $ 862
$.001 par value                          shares(2)
==================================================================================================================================

(1) Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the closing bid and asked prices of $0.50 for August 21, 1996.
(2) Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of shares as may be required by reason of any stock dividend, recapitalization, stock split, reorganization, merger, consolidation, combination or exchange of shares or other similar change affecting the Common Stock.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                          WORLD WIDE STONE CORPORATION

                5,000,000 Shares of Common Stock, $.001 par value


         This Prospectus is a part of a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Securities Act") which relates to the issuance of an aggregate of 5,000,000 shares of Common Stock, par value $.001, (the "Shares") of World Wide Stone Corporation (the "Company" or "Registrant") to La Costa Financial Corporation (the "Consultant") pursuant to the terms of a consulting agreement, effective as of August 12, 1996 (the "Consulting Agreement"), by and between the Company and the Consultant. As permitted by the General Rules and Regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits filed as part thereof and otherwise incorporated therein to which reference is hereby made. Copies of the Registration Statement and the exhibits may be inspected at the offices of the Commission, and may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C.
20549 upon payment of the prescribed fees.

         This Prospectus, including the information contained in Items 1 and 2 of Part I hereof and the documents incorporated by reference in Item 3 of Part II of the Registration Statement, taken together, are intended to constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended, and Rule 428 of the General Rules and Regulations of the Commission thereunder.

         The Company's Common Stock is quoted on the over-the-counter Bulletin Board under the symbol "WWST". On August 20, 1996, the closing bid price for the Common Stock was $0.375 per share.


Item 1.  Plan Information

         Pursuant to the terms of the Consulting Agreement, the Company has issued to the Consultant common stock purchase warrants (the "Warrants") for the Shares in exchange for the Consultant's providing certain consulting services to the Company. The term of the Consulting Agreement is six months unless earlier terminated by the Company and may be renewed for like terms thereafter by mutual consent. The Warrants are exercisable in five increments of 1,000,000 Shares each with the first increment exercisable, in whole or in part, upon issuance thereof and each increment thereafter exercisable, in whole or in part, upon delivery to the Consultant of the Warrant. The delivery of each increment after the initial increment and the exercisability thereof is dependent upon the satisfaction of services provided by the Consultant to the Company. All the Warrants have an exercise term of six months unless earlier terminated by the termination of the Consulting Agreement. The per share exercise price (strike price) of the Warrants is 70% of the prevailing bid at the time of exercise but not less than $.25 net per share.

         The foregoing information relating to the provisions of the Consulting Agreement is intended to provide a summary thereof and does not purport to be a complete description of the Consulting Agreement. Such summary should be read in conjunction with the Consulting Agreement which has been filed as an Exhibit hereto and is incorporated herein by reference in its entirety.

         The Shares registered hereby are not subject to any provisions of the Employee Retirement Income Security Act of 1974. The Shares are treasury stock, and no shares thereof will be purchased in the open market by the Registrant. There are no restrictions imposed upon the Consultant in the resale of the Shares except those imposed by Federal or state securities laws and regulations. The receipt of the Warrants and/or Shares may be considered income and may give rise to Federal and state income taxation for the Consultant. The Registrant anticipates that it will have a corresponding deduction for income tax purposes as compensation paid to the Consultant. The Registrant is unable at this time to estimate the amount or effect on it of such tax consequences.

                        AN INVESTMENT IN THESE SECURITIES
                         INVOLVES A HIGH DEGREE OF RISK.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No person has been authorized to give any information or to make any representations in connection with the offering described herein other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Registrant or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates, or any offer of such shares of Common Stock to any person in any jurisdiction in which such offer is unlawful. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to the date of this Prospectus.

                                   ----------

Item 2.  Registrant Information and Employee Plan Annual Information

         The Company has provided the Consultant with a copy of the Registration Statement and copies of the documents incorporated by reference in Item 3 of
Part II therein and has advised the Consultant in writing that such documents will continue to be available, without charge, to the Consultant upon the Consultant's written or oral request to the Company to its offices at 2150 West University Drive, Tempe, Arizona 85281, 602/966-0047.


                              AVAILABLE INFORMATION

         The Company files certain  information with the Commission  pursuant to
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such information can be inspected and copied at the Commission's public reference room located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.





                 The Date of this Prospectus is August 30, 1996.

                                     PART II

                              INFORMATION REQUIRED
                          IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         The following documents (and any amendments thereto) filed by the Company with the Securities and Exchange Commission are incorporated herein by reference in their entirety and shall be deemed to be a part hereof from the date of filing such documents:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Commission on April 8, 1996 (File No. 0-18389);

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission on May 15, 1996 (File No. 0-18389);

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 filed with the Commission (File No. 0-18389);

         (d) All documents subsequently filed by the Company pursuant to Section 12, 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


Item 4.  Description of Securities

         The Common Stock was initially registered under Section 12(g) of the Securities Exchange Act of 1934 on Form 8A in 1990 and the description of the Common Stock as set forth therein is incorporated herein by reference in its entirety. In connection therewith, the following description is provided:

         The Company is authorized to issue up to 100,000,000 shares of common stock, $.001 par value and up to 25,000,000 shares of preferred stock, $.001 par value. As of the date hereof, the number of shares of Common Stock outstanding is 34,415,868.

         The shares of Common Stock entitle the holders thereof to the following:

         The holders of Common Stock (I) have equal proratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share proratably in the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive subscription rights or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters which shareholders may vote on at all meetings of shareholders. All shares of Common Stock outstanding are fully paid and non-assessable.

         There are no shares of Preferred Stock outstanding.

         The Company's board of directors has the authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which may have the effect of reducing the percentage of securities ownership of the Company's shareholders and diluting the book value of the Common Stock.

         The Common Stock of the Company is thinly traded in the over-the-counter market and quoted on the over-the-counter Bulletin Board. There is no established public market for the Common Stock except for the stock being listed on a daily basis on the Bulletin Board. The existence of a limited and sporadic market in the Common Stock should not be deemed to constitute an established public trading market.


Item 5.  Interests of Named Experts and Counsel

         Not applicable


Item 6.  Indemnification of Directors and Officers

         The Company's Articles of Incorporation provide that:

         "No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for a breach of a fiduciary duty as a director or officer involving any act or omission of any such director or officer occurring on or after the date of their taking office; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer of the corporation for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or
(b) the payment of dividends in violation of Nevada Laws".

         The Company's By-Laws provide that:

         "The shareholders, officers and directors of this corporation shall not be individually liable for the corporation debts or other liabilities, and private property of such individuals shall be exempt from corporation debts or liabilities.

         The corporation shall indemnify every person, his heirs, executors and administrators against all expenses reasonably incurred by such person in connection with any action, suit or proceeding to which such person may be made a party by reason of that person being or having been a director or officer of this corporation, or by reason of that person being or having been a director or officer of any other corporation of which this corporation is a shareholder or creditor, and from which other corporation such person is not entitled to be indemnified, or by reason of such officer or director or former officer or former director becoming a party to any such action, suit or proceeding at the request of or at the direction of this corporation or any successor hereto; provided, however, there shall be no indemnification in relation to any matter as to which such person shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct. In the event of a settlement of such action, suit or proceeding, indemnification of such person shall be provided only in connection with such matters covered by such settlement as to which the corporation is advised by counsel that such person to be indemnified did not commit such a breach of duty. This right of indemnification shall be exclusive of other rights to which such person may be entitled. As used in this Bylaw, expenses shall include, but shall not be limited to, amounts of judgments, penalties or fines and interest thereon for reasonable periods of time, rendered, levied or adjudged against such persons, costs of the action, suit or proceeding, attorneys' fees, expert witness fees and amounts paid in settlement by such persons, provided that such settlement shall have been or is thereafter approved by the board of directors of this corporation. This Bylaw is made a part of these Bylaws to comply with and to take full advantage of state laws governing such indemnification."

Item 7.  Exemption from Registration Claimed

         Not Applicable.


Item 8.  Exhibits

Exhibit No.       Item
- -----------       ----

5.1               Opinion of Cassidy & Associates.

10.1              Consulting   Agreement  by  and  between  La  Costa  Financial
                  Corporation and World Wide Stone Corporation effective as of August 12, 1996.

23.1              Consent of Independent Public Accountant.

23.2              Consent of Cassidy & Associates (contained in Exhibit 5.1).


Item 9.  Undertakings

Rule 415 Offering.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

                           (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that subparagraphs (i) and (ii) will not apply (in the case of registration statements on Form S-3, Form S-8 or Form F-3) if the Registrant files or furnishes the information required to be included in a post-effective amendment by those subparagraphs in periodic reports to the Commission pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Subsequent Exchange Act Documents Incorporated by Reference.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 Signature Page


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona on August 20, 1996.


                                              WORLD WIDE STONE CORPORATION


                                              /s/ Frank E. Cunningham, President



         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 was signed by the following persons in the capacities and on or as of the dates stated.

Signature                                         Title                             Date



/s/ Frank E. Cunningham                     President, Treasurer,               August 20, 1996
                                            Director


/s/ Spencer Cunningham                      Vice President,                     August 20, 1996
                                            Director


/s/ Lee M. Cunningham                       Secretary, Director                 August 20, 1996


/s/ L. Ernest Whitesel                      Director                            August 20, 1996


/s/ Michael D. Nafziger                     Director                            August 20, 1996